Exhibit 99.1

Bruker BioSciences Announces
Filing of S-3 Registration Statement

Billerica, Massachusetts  –  March 19, 2004  –  Bruker BioSciences Corporation (NASDAQ: BRKR) announced today that it has filed a registration statement on Form S-3 with the Securities and Exchange Commission for an offering of 15,000,000 shares of its common stock.  Of these 15,000,000 shares, the Company is offering 3,000,000 shares and four of its major non-management Laukien shareholders, specifically Isolde Laukien, Jörg Laukien, Dirk Laukien and Marc Laukien, are offering 12,000,000 shares, which would reduce the collective ownership of these four selling shareholders from 59.4% to 43.9% of BRKR’s outstanding common stock.  The Company and the selling shareholders have granted the underwriters the option to purchase an aggregate of 2,250,000 additional shares to cover over-allotment options, if any.  The Chairman, President and CEO of Bruker BioSciences Corporation, Frank H. Laukien, is not registering any of his BRKR shares in this S-3 filing.

Bear, Stearns & Co. Inc. and UBS Securities LLC are acting as the joint book-runners and SG Cowen is acting as co-manager for this offering.  When available, copies of the preliminary prospectus relating to this offering may be obtained from Bear, Stearns & Co. Inc., Prospectus Department, 383 Madison Avenue, New York, New York 10179 and from UBS Securities LLC, ECMG Syndicate, 299 Park Avenue, New York, New York 10171.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT BRUKER BIOSCIENCES

Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker Daltonics Inc. and Bruker AXS Inc. Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry. Bruker AXS is a leading developer and provider of life science and advanced materials research tools based on X-ray technology.

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2003, our most recent quarterly reports on Form 10-Q and our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements.

Contacts:	Laura Francis, Chief Financial Officer
Tel: (978) 663-3660
Email: ir@bruker-biosciences.com